Exhibit 10.29(a)

January 6, 2020

William E. Jordan
1324 Tulane Street
Houston, TX 77008

Dear Mr. Jordan:

Please accept this letter as a personal invitation to join our team and an official offer of at-will employment as the Executive Vice President and General Counsel, reporting to the Chief Executive Officer, effective as of the date of your initial commencement of employment with the Company on July 10, 2019 (the “Commencement Date”).

Please carefully review the following sections of this letter, as they delineate the conditions of our offer.

Base Salary
Your beginning base salary will be $17,307.69 paid bi-weekly. This is equivalent to approximately $450,000.00 annually (this amount to be pro-rated for 2019 from the Commencement Date). Future adjustments in base salary, if any, are generally made in conjunction with our annual performance review process.

Incentive Compensation and ADR Program
In addition to your base salary, EQT Corporation (“EQT” or “Company”) offers incentive compensation under the EQT Short-term Incentive Plan (“STIP”).

To be eligible for the STIP, please execute the enclosed Alternative Dispute Resolution Program Agreement (“ADR Program Agreement”).  Under EQT's ADR Program, you and EQT agree to submit Employment Disputes (as defined in the ADR Program) to final and binding arbitration.

By signing the ADR Program Agreement, you will be eligible to participate in the STIP for calendar year 2019, and each year thereafter that the STIP is offered, provided you are otherwise eligible for the STIP in accordance with its terms. If you choose to participate in the STIP, your 2019 target will be 80% of your base salary, prorated based on full months worked during the calendar year in which you were hired. Subject to approval by the Management Development and Compensation Committee of the Board of Directors of EQT Corporation, your 2020 target will be 80% of your base salary.

Signing Bonus
Promptly following your execution of the enclosed Confidentiality, Non-Solicitation and Non-Competition Agreement, you will be granted an award in the form of stock-settled restricted stock units (“RSUs”) valued at approximately $2,000,000.00. The RSUs will be denominated in EQT Corporation shares and will vest pro-rata (i.e., 1/3 each year) on each anniversary of your Commencement Date (with the final vesting occurring on the third anniversary of the Commencement Date), and shall be governed by the EQT Corporation 2019 Long-Term Incentive Plan and the other terms set forth in the related award agreement.

EQT Corporation | EQT Plaza | 625 Liberty Avenue | Suite 1700 | Pittsburgh, PA 15222
T 412.553.5700 | F 412.553.5732 | www. eqt.com

Jordan, William E.
January 6, 2020

The actual number of shares granted will be determined using the closing price of EQT stock on the business day immediately preceding the grant date, rounded up to the next 10 shares.

Long-Term Incentive Plan
Upon execution of the enclosed Confidentiality, Non-Solicitation and Non-Competition Agreement (the “Non-Compete Agreement”) and approval by the Chief Executive Officer, we will recommend that the Management Development and Compensation Committee of the Board of Directors of EQT Corporation grant you awards in January of 2020 valued, in the aggregate, at approximately $2,000,000.00.

The long-term incentive plan awards will generally be denominated in EQT Corporation shares and will be governed by the EQT Corporation 2019 Long-Term Incentive Plan and any related award agreements.  The form and terms of the January 2020 awards (including the allocation of your 2020 grant target value among award types, any performance measures and metrics that may be applicable to the awards, etc.) are subject to development and approval by the Management Development and Compensation Committee of the Board as part of such committee’s development of the Company’s 2020 long-term incentive program. The actual number of shares granted will be determined using the closing price of EQT stock on the business day immediately preceding the grant date, rounded up to the next 10 shares. Your long-term incentive award for future years will be established by the MDCC.

Equity Ownership Guidelines

Consistent with the goal of driving long-term value creation for shareholders, the Company’s equity ownership guidelines require significant equity ownership by our executive officers. Qualifying holdings include EQT stock owned directly, EQT shares held in the Company’s 401(k) plan, time-based restricted stock and units, and performance-based awards for which only a service condition remains, but do not include other performance-based awards or options. Although mandatory, there is no deadline for achieving the ownership guidelines and executives are not required to purchase EQT stock to meet the ownership guidelines. The net shares acquired through incentive compensation plans (through the exercise of options, the vesting of restricted stock or similar) must be retained if an executive has not satisfied his or her target. An executive’s failure to meet the equity ownership guidelines may influence an executive’s mix of cash and non-cash compensation. Executives are not permitted to pledge their EQT equity and are not permitted to hedge or otherwise invest in derivatives involving EQT stock.

All executive officers, other than the CEO, currently have a three times base salary equity ownership requirement.

Work Schedule Options
In order to provide employees with a way to maintain work/life balance, EQT has two work schedule options - a 9/80 work schedule and a traditional 8-hour day/5 days per week option. Under the 9/80 work schedule, during the standard 80-hour pay period employees work eight 9-hour days (Monday through Thursday) and one 8-hour day (Friday), with a tenth day off (alternate Friday).

Initially, you will work the traditional work schedule until you make a selection and discuss it with your supervisor. Detailed information on these work schedule options, holidays and vacation will be covered in orientation. You will have 31 days to make your schedule selection.

Jordan, William E.
January 6, 2020

Employee Benefits
You will have the opportunity to participate in such group medical, dental, life and disability insurance plans, retirement and savings plans and other fringe benefit programs as are available generally to employees of the Company, and as may be amended from time-to-time.

Vacation and Holidays
Your annual vacation entitlement will be 240 hours, which will be prorated for the first year based upon full months worked. Additionally, EQT presently observes certain paid holidays.

Contingency Matters
This offer and your continued employment with EQT are contingent upon the following:

•	In accordance with the Federal Immigration Reform and Control Act of 1986, you are required to provide EQT with verification of your identity and eligibility to work in the United States; and

The benefits described above are subject to review and modification by the MDCC or by EQT when those changes are applicable to all employees.

We will retroactively commence your employment on July 10, 2019.

Please understand that employment with EQT is at-will, which means that either you or the Company can terminate the employment relationship at any time, with or without cause. This employment-at-will relationship cannot be changed except by a written agreement approved by the MDCC and signed by an authorized officer of the Company.

If you have any questions regarding this offer, please contact me at 412-395-3280. Please accept or decline this conditional offer by signing below. Should you accept, please also sign the attached Confidentiality, Non-Solicitation and Non-Competition Agreement.

With your acceptance, you confirm that you are not currently bound by or subject to any confidentiality or non-competition agreement with a previous employer that you have not previously disclosed to us and, if in writing, provided a copy to us.

This offer expires seven days from the date of this letter. If you have any additional questions, please feel free to contact me directly.

Sincerely,

/s/ Lesley Evancho
Lesley Evancho
Chief Human Resources Officer

I Accept / Reject (circle) the Company’s offer of employment and the terms and conditions set forth herein:

/s/ William E. Jordan	1-7-20
Name	Date